EXHIBIT 2.2
                             MUTUAL GENERAL RELEASE


THIS MUTUAL GENERAL RELEASE, dated this 17th day of December, 1998, is hereby entered into by and among GARY BART, GAIL BART, DEAN CONSTANTINE (hereinafter collectively "First Party") and GMG COMPUTER CONSULTANTS, INC. (hereinafter "Second Party").

First Party and Second Party, for and in consideration of the mutual releases provided herein, the receipt of which is hereby acknowledged, with the intention of binding themselves and all of their beneficiaries, successors, heirs and assigns, do hereby remise, release, acquit, satisfy, and forever discharge each other and their respective officers, agents subsidiaries, affiliates, successors, predecessors and attorneys of and from all, and all manner of actions, causes of action, suits, debts, dues, sums of money, accounts, covenants, contracts, controversies, agreements, promises, damages, judgments, executions, claims, and demands whatsoever, in law or in equity, which either party ever had, now has, or which any personal representative, successor, heir or assign of either party arising from, based upon, or by reason of any matter, cause or thing whatsoever, or any other thing, whether now known or unknown, suspected or unsuspected which either party now has or way have against each other, occurring or existing at anytime, to and including the date hereof including, without in any manner limiting the foregoing, any of the foregoing arising from or relating to that certain Acquisition Agreement, dated July 22, 1997, by and between GMG and INI, Gary
F. Bart, Gail Bart, and Dean Constantine. This Mutual General Release does not pertain to that certain Reversion Agreement dated December 17th, 1998, as between the above identified parties.

This Mutual General Release shall be effective as a full and final accord and satisfaction, bar and general release of all tights, claim, demands, misrepresentations, non-disclosures, damages, debts, liabilities, accounts, compensation, reckonings, obligations, costs, contracts, agreements, expenses, liens, prior relationships, loss of use, loss of services, consequential damages, judgments and executions, actions and causes of action, of every kind and nature whatsoever, whether now known or unknown, suspected of unsuspected of the parties, hereto. It is the intention of the parties to fully, finally and forever settle and release all of the matters being released herein, whether now known or unknown, suspected or unsuspected which now exist, may exist or heretofore have existed between themselves. In furtherance of this intention, the mutual releases herein given shall be and remain in effect as a full and complete general mutual release notwithstanding the discovery or existence of any additional or different claims or facts or the failure of any consideration or promises between the parties no matter what they may be for any reason whatsoever. This Mutual General Release is not contingent upon the performance of any conditions precedent or subsequent.

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Should any party constituent thereof bring any action or proceeding for the enforcement of, or seek a declaration of the Court or any other adjudicating body as to, or assert by way of defense or offset in any suit or other proceedings, any of the release matters, herein, there shall be awarded to the prevailing party thereof all reasonable attorneys' fees and costs.


This Mutual General Release may be signed in one or more counterparts, all of which together shall serve as an original. A facsimile of a signed copy of this Mutual General Release shall serve as an original executed copy for all purposes.

IN WITNESS WHEREOF, the parties hereto have executed this instrument on the date set forth above.


Witnesses:                             GMG COMPUTER CONSULTANTS, INC.


/s/Mike Bhathena                       By:    /s/ Barbara L. Tolley
                                       Title: President


                                       FIRST PARTY:

                                       Gary Bart
/s/Mike Bhathena                       By: /s/ Gary Bart


                                       Gail Bart
/s/Mike Bhathena                       By: /s/ Gail Bart


                                       Dean Constantine

/s/Mike Bhathena                       By: /s/ Dean Constantine



GMG COMPUTER CONSULTANTS, INC.


                                       By:    /s/ Barbara L. Tolley
/s/Mike Bhathena                       Title: President